Exhibit 10.41

EXECUTION COPY

AMERICAN SKIING COMPANY

PHANTOM EQUITY PLAN

SECTION 1.                                Purpose.  The purpose of the American Skiing Company Phantom Equity Plan (the “Plan”) is to attract, motivate and retain key employees who are primarily responsible for the long-term performance of American Skiing Company and to align their interest with that of the shareholders of the Company.

SECTION 2.                                Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

(a)                                  Award.  The award granted to a Participant by the Committee on a specific date, the terms and conditions of which shall be set forth in such Participant’s Award Agreement.

(b)                                 Award Percentage.  The percentage of the Total Plan Pool with respect to which a Participant may be entitled to payment as set forth in the Award Agreement evidencing an Award granted to a Participant pursuant to the Plan.

(c)                                  Award Agreement.  The written agreement evidencing an Award granted hereunder, which shall be executed or otherwise acknowledged in writing by a Participant.

(d)                                 Board.  The Board of Directors of the Company.

(e)                                  Cause.  Cause shall have the meaning set forth in any employment agreement in effect as of a specific date, entered into by and between the Participant and the Company and in the event that no such employment agreement has been entered into with respect to a Participant, “Cause” means the Participant’s:  (i) failure or refusal to satisfactorily perform or observe any of his duties, responsibilities or obligations to the Company, (ii) gross negligence in performing his duties or any willful and intentional act of the Participant involving malfeasance, fraud, theft, misappropriation of funds, embezzlement or dishonesty affecting the Company; or (iii) conviction of, or a plea of guilty or nolo contendere to, an offense which is a felony in the jurisdiction involved or any lesser crime involving Company property.

(f)                                    Change in Control.  Unless otherwise defined in the applicable Award Agreement, Change in Control means the occurrence of any one of the following events:

(1)                                  The acquisition (other than from the Company) by any person of fifty (50%) percent or more of the combined voting power of the Company’s then outstanding voting securities, other than any person, entity or entities holding fifty (50%) percent or more of such combined voting power on the date hereof provided; however, that the Participant and the Company hereby agree and acknowledge that Oak Hill Capital Partners L.P. and/or its affiliates as of the Effective Date of the Plan owns at least 50% of the combined voting power of the Company’s outstanding voting securities; or

(2)                                  The individuals who were members of the Board (the “Incumbent Board”) during the previous twelve (12) month period, cease for any reason to constitute at least a majority of the Board; or

(3)                                  Approval by stockholders of the Company, and the consummation by the Company of (a) a merger or consolidation involving the Company in which the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the securities of the Company outstanding immediately before such merger or consolidation or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(g)                                 Company.  The American Skiing Company, a Delaware corporation.

(h)                                 Committee.  The Compensation Committee of the Board.

(i)                                     Effective Date.  [                         , 2001].

(j)                                     Good Reason.  Good Reason shall have the meaning set forth in any written employment agreement entered into by and between the Participant and the Company and if no such agreement has been entered into, with such Participant, the applicable Award Agreement shall not and shall not be deemed to contain any provisions related to Good Reason.

(k)                                  Participant.  Any current or prospective employee of the Company who is eligible for, and is selected by the Committee to be granted, an Award under the Plan and who has executed an Award Agreement.

(l)                                     Plan.  This American Skiing Company Phantom Equity Plan.

(m)                               Total Enterprise Value.  The total purchase price paid for the Company (or in the absence of an acquisition of the Company, the total value of the Company determined by an independent third party selected in good faith by the Committee in its sole discretion) at the time of a Valuation Event.

(n)                                 Total Equity Pool Value.  The Total Enterprise Value of the Company minus the value of outstanding debt of the Company which shall be determined by the Committee in good faith.  For purposes of the Plan and any Awards granted hereunder, including without limitation determining Total Equity Pool Value, the liquidation value of any preferred stock of the Company, held by any stockholder shall not constitute outstanding debt of the Company.

(o)                                 Total Plan Pool.  The total amount of cash to be paid to all Participants on a Valuation Event.  The Total Plan Pool shall be no less than $2 million and no greater than $32 million determined as follows:

Total Plan Pool = $2 million + (A x B)

Where “A” equals “Total Equity Value” and “B” equals “Total Pool Percentage”, each as set forth in the following chart:

(A) Total Equity Value	(B) Total Pool Percentage
$1.00	0.00%
$50 million	1.50%
$100 million	2.00%
$150 million	2.25%
$200 million	2.50%
$250 million	3.00%
$300 million	3.50%
$400 million	5.00%
$500 million and above	6.00%

(p)                                 Valuation Event.  (1) a sale or disposition of a significant Company operation or property as determined by the Board; (2) a merger, consolidation or similar event of the Company other than one (i) in which the Company is the surviving entity or (ii) where no Change of Control has occurred; (3) a public offering of equity securities by the Company that yields net proceeds to the Company in excess of $50 million; or (4) a Change of Control.

(q)                                 Vested Percentage.  The extent to which an Award is vested on any given date pursuant to the terms of the applicable Award Agreement.

SECTION 3.                                Administration.

(a)                                  The Plan shall be administered by the Committee.  The majority of the members of the Committee shall constitute a quorum.  The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

(b)                                 Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to:  (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine rights, payments and how other matters are to be calculated in connection with Awards; (iv) determine the terms and conditions of any Awards, including, without limitation, vesting; (v) determine whether, to what extent, and under what circumstances Awards and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to, or Awards granted under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)                                 Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing any and all Awards shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all parties, including, without limitation, the Company, any Participant, any holder or beneficiary of any Awards, and any shareholder.

(c)                                  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

SECTION 4.                                Eligibility.  Any employee (including any prospective employee) of the Company and/or its subsidiaries shall be eligible to be designated as a Participant in the Plan by the Committee and to be granted an Award hereunder.

SECTION 5.                                Awards.

(a)                                  Grant.  Subject to the provisions of the Plan, the Committee shall determine the Participants to whom Awards shall be granted and the conditions and limitations applicable to the Award, including, without limitation, the Award Percentage, and any vesting requirements associated therewith.

(b)                                 Payment.  Unless otherwise provided in the applicable Award Agreement, Payment under each Award shall be as follows:

(i)                                     in the form of cash and shall be made as soon as practicable, but in no event more than 30 days following a Valuation Event; and

(ii)                                  equal to an amount determined as follows:  the product of (A) the Vested Percentage and (B) the Award Percentage multiplied by the Total Plan Pool (“Payment Amount”).

(c)                                  Notwithstanding the foregoing, in the event that the Board determines in good faith that payment of any Payment Amount in cash would have a material detrimental effect on the Company or is prohibited under the terms of any legal or contractual restriction to which the Company is subject, then the Company shall be entitled to make all or any portion of such payments in the form of notes, equity securities or a combination thereof.

(d)                                 The Award Agreement may, but shall not be required, to contain provisions related to vesting on a termination of employment.

(e)                                  In the event of a termination of the Participant’s employment, the Company shall have the right, exercisable within sixty (60) days, or such other time period as may be specified in the Award Agreement to cancel an Award in exchange for the Payment Amount determined as if a Valuation Event had occurred on the date of such termination.

SECTION 6.                                Confidentiality.  As a condition to each Participant’s right to receive and retain any Award granted under the Plan, a Participant may be required to sign the Company’s policy statement or agreement regarding confidentiality as may be in effect generally for employees of the Company from time to time.

SECTION 7.                                Amendment and Termination.

(a)                                  Amendments to the Plan.  The Committee may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that any such amendment, alteration, suspension, discontinuance, or termination that would materially adversely affect the rights of any Participant with respect to any outstanding Award granted under the Plan shall not to that extent be effective without the written consent of the affected Participant.

(b)                                 Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination not expressly contemplated by the Plan that would materially adversely affect the rights of any Participant or other holder of an Award theretofore granted shall not to that extent be effective without the written consent of the affected Participant or holder.

SECTION 8.                                General Provisions.

(a)                                  Nontransferability.  No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

(b)                                 No Rights to Awards.  No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(c)                                  Tax Withholding.  A Participant may be required to pay to the Company and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, securities, or other property) of any applicable withholding taxes in respect of an Award, its vesting or settlement in cash or in kind, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(d)                                 Other Compensation Arrangements.

(i)                                     Nothing contained in the Plan shall prevent the Company or any affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, securities and other types of awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(ii)                                  Neither the grant of Awards hereunder nor the payment of any amounts in respect of any Awards shall be taken into account in determining a Participant’s right to receive any additional benefits or compensation under any other plan or arrangement.

(e)                                  No Right to Service or Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any affiliate.  Further, the Company or its affiliates may at any time terminate a Participant from any service relationship or discontinue, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)                                    Awards As An Unsecured Promise; Insolvency.

(i)                                     The Company shall not be required to and shall not segregate any funds representing Awards granted hereunder, and nothing in the Plan or any Award Agreement shall be construed as providing for such segregation.

(ii)                                  Nothing in the Plan or any Award Agreement, and no action taken pursuant to their respective terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company or its affiliates, on the one hand, and any Participant, or any other person on the other hand.

(iii)                               The Participants and their beneficiaries and any other persons entitled to payment in respect of an Award granted hereunder shall rely solely on the unsecured promise of the Company to make the payments required under the terms of any Award, but shall have the right to enforce such a claim in the same manner as any unsecured general creditor of the Company.  Neither the Participants shall have any preferred claim on, or any beneficial ownership in, any assets of the Company.  Any rights created under the Plan or any Award shall be mere unsecured contractual rights of the Participants against the Company.

(g)                                 Conflicts.  In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.

(h)                                 Governing Law.  Unless otherwise provided in the applicable Award Agreement, the validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Utah applicable to agreements made and to be performed entirely within such state without regard to the choice of law principles thereof.

(i)                                     Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.